CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated on March 16, 2022, the financial statements of Colambda Technologies, Inc. (the “financial statements”) as of December 31, 2021, and for the year then ended, included in the Form 1-A Tier II Offering Statement. We acknowledge that any financial statement figures are materially correct based on our audit work performed.  We also consent to application of such report to the financial information in the Form 1-A Tier II Offering statement, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

PCAOB Firm #6778

November 22, 2022